Exhibit 99.3

[10-22-09]
Andre Zeitoun
Atlas Mining Company
Suite 1101
110 Greene Street
New York, New York 10012

Dear Mr. Zeitoun:

The purpose of this letter agreement (the “Agreement”) is to authorize Rodman & Renshaw, LLC (“Rodman”) to contact one or more accredited investors to explore the degree of interest, if any, of such investors in providing funding to Atlas Mining Company or its affiliates (the “Company”). The Company may terminate Rodman’s authorization to contact investors hereunder at any time upon a 5-day written notice.  If the Company chooses to accept any funding, on terms to be mutually agreed upon by the Company and any such investor(s), then the Company shall pay to Rodman the fees set forth below if there is any funding of the Company (a “Financing”) within 12 months of the termination of this Agreement (the termination shall be as of the earlier of the date of the termination of Rodman’s authorization to contact investors or closing of the Financing (or if there is more than one closing, the date of the last closing)) but such fees will be payable only with respect to funds raised in the Financing provided by any investors who meet both the following criteria: they are introduced by Rodman to the Company in connection with the funding that is subject to this letter and they participate in the funding that is the subject of this letter (“Rodman Investors”). The term Rodman Investors does not include investors that have participated in private placements by the Company since January, 2008 and investors initially contacted concerning participation in the Financing by the Company or any of its officers or directors.

In consideration of the services rendered by Rodman under this Agreement, the Company agrees to pay Rodman a cash fee payable immediately upon the closing of any portion of the Financing equal to 2% of the aggregate proceeds raised in such Financing, plus 8% warrant coverage (the warrants (i) to expire five years after the date of issuance and (ii) to allow for the purchase of that number of shares determined by dividing 8% of the amount raised in the Financing from the Rodman Investors divided by the price at which the common stock is sold or, if PIK Notes are sold, at the price that the PIK Notes can be converted to common stock and subject to the availability of authorized common stock).

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.  Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful.  Any rights to trial by jury with respect to any such dispute are hereby waived by Rodman and the Company. The Company shall indemnify Rodman against any liabilities arising under the Securities Act of 1933, as amended, attributable to any information supplied or omitted to be supplied to any investor by the Company pursuant to this Agreement.   The Company acknowledges and agrees that Rodman is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to shareholders or creditors of the Company or any other person by virtue of this Agreement or the retention of Rodman hereunder, all of which are hereby expressly waived.  This Agreement may be modified only in writing signed by the parties.

If the foregoing correctly sets forth our agreement, please sign below and return a copy of this letter to us.

Very truly yours,

RODMAN & RENSHAW, LLC

By:
Name:
Title:
Agreed to and accepted
as of the date first written above:

 Atlas Mining Company
By:
        Name: Andre Zeitoun
        Title: President